Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Second Quarter Results; Delivers 3.2% Increase in Same Store Sales and Raises Full Year Guidance

•
Consolidated same store sales for the second quarter increased 3.2%, driven by increases in both average ticket and transactions, and represents the Company's strongest quarterly comp sales gain since 2016

•	Company delivered second quarter 2019 earnings per diluted share of $1.26 compared to $1.20 per diluted share in the prior year

•	Company raises its full year 2019 earnings per diluted share guidance to $3.30 to 3.45, up from the previous range of $3.20 to 3.40

•	Company repurchased $159 million of common stock during the second quarter

PITTSBURGH, August 22, 2019 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the second quarter ended August 3, 2019.

Second Quarter Results

The Company reported consolidated net income for the second quarter ended August 3, 2019 of $112.5 million, or $1.26 per diluted share. The Company reported consolidated net income for the second quarter ended August 4, 2018 of $119.4 million, or $1.20 per diluted share.

Net sales for the second quarter of 2019 increased 3.8% to approximately $2.26 billion. Consolidated same store sales increased 3.2%. Second quarter 2018 consolidated same store sales decreased 4.0%, adjusted for the calendar shift due to the 53rd week in fiscal 2017, which the Company believes is the best view of its business.

“We are very pleased with our second quarter results, as we delivered a 3.2% comp sales increase and earnings per diluted share above last year. Our strong comp sales performance was driven by increases in both average ticket and transactions and represented our strongest quarterly comp since 2016. We saw growth across each of our three primary categories of hardlines, apparel and footwear, our brick-and-mortar stores comped positively and our eCommerce channel remained strong, increasing 21%," said Edward W. Stack, Chairman and Chief Executive Officer. “Our key strategies and investments are working, our major headwinds are behind us and we've bent the curve on sales. We are very enthusiastic about our business and are pleased to increase our full year sales and earnings outlook."

“During the second quarter, we made great progress in executing against our strategic priorities and investments," added Lauren R. Hobart, President. "Our stores have really championed our new service standards, and their efforts are moving the needle by supporting improved conversion rates and our return to positive brick-and-mortar store comps during the second quarter. Additionally, we remain focused on continuously improving our online experience, and the opening of our two new eCommerce fulfillment centers earlier this week will provide our athletes with faster and more reliable delivery."

Omni-channel Development

eCommerce sales for the second quarter of 2019 increased 21%. eCommerce penetration for the second quarter of 2019 was approximately 12% of total net sales, compared to approximately 11% during the second quarter of 2018.

In the second quarter, the Company opened two new DICK'S Sporting Goods stores and closed two DICK'S Sporting Goods stores. As of August 3, 2019, the Company operated 727 DICK'S Sporting Goods stores in 47 states, with approximately 38.6 million square feet, 95 Golf Galaxy stores in 32 states, with approximately 2.0 million square feet, and 35 Field & Stream stores in 16 states, with approximately 1.7 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the second quarter of 2019 with approximately $116.7 million in cash and cash equivalents and approximately $441.5 million in outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $502 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 19.0% at the end of the second quarter of 2019 as compared to the end of the second quarter of 2018. This planned increase was due primarily to strategic investments to support key growth categories.

The Company also amended and extended its revolving credit facility as it increased its limit from $1.25 billion to $1.6 billion and extended the maturity to June 28, 2024 under substantially the same terms.

Year-to-Date Results

The Company reported consolidated net income for the 26 weeks ended August 3, 2019 of $170.1 million, or $1.85 per diluted share. For the 26 weeks ended August 4, 2018, the Company reported consolidated net income of $179.5 million, or $1.78 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the 26 weeks ended August 3, 2019 of $171.0 million, or $1.86 per diluted share, excluding a non-cash asset impairment and the favorable settlement of a litigation contingency. The GAAP to non-GAAP reconciliation is included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliation."

Net sales for the 26 weeks ended August 3, 2019 increased 2.3% to approximately $4.18 billion. Consolidated same store sales increased 1.7%. Consolidated same store sales decreased 3.3% for the 26-weeks ended August 4, 2018, adjusted for the calendar shift due to the 53rd week in 2017, which we believe is the best view of the business.

Capital Allocation

On August 19, 2019, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.275 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on September 27, 2019 to stockholders of record at the close of business on September 13, 2019.

During the second quarter of 2019, the Company repurchased approximately 4.5 million shares of its common stock at an average cost of $35.52 per share, for a total cost of $159.3 million. Under the five-year share repurchase program authorized by the Board of Directors in March 2016, the Company has repurchased $833 million of common stock and has approximately $167 million remaining under the program. On June 12, 2019, the Company's Board of Directors authorized an additional five-year share repurchase program of up to $1 billion of the Company's common stock. The Company plans to continue to purchase under the 2016 program until it is exhausted or expired.

Subsequent Event

On August 22, 2019, the Company completed the sale of two of its technology subsidiaries, Blue Sombrero and Affinity Sports, to Stack Sports for $45 million. Stack Sports has no affiliation with Edward W. Stack, Chairman and Chief Executive Officer. The sale is expected to result in a one-time gain which will be determined later in the third quarter.

Full Year 2019 Outlook

•
Based on an estimated 90 million average diluted shares outstanding, the Company currently projects earnings per diluted share to be approximately $3.30 to 3.45. The Company reported earnings per diluted share of $3.24 for the 52 weeks ended February 2, 2019.

◦	The Company's earnings per diluted share guidance includes approximately $30 million of net investments in business transformation initiatives.

◦
The Company's earnings per diluted share guidance includes the expected impact from all tariffs currently in effect, as well as the new 10% tariff on substantially all remaining Chinese imports that is slated to go into effect on September 1, 2019 and December 15, 2019.

◦
The Company's earnings per diluted share guidance does not reflect the impact of the one-time gain from the sale of its Blue Sombrero and Affinity Sports subsidiaries. This gain will be determined later in the third quarter and reported separately within the Company's third quarter results.

•	The Company is continuing the strategic review of its hunt business, including Field & Stream.

•	Consolidated same store sales are currently expected to increase low single-digits, compared to a 3.1% decrease in 2018.

•
The Company expects to open eight new DICK'S Sporting Goods stores and relocate three DICK'S Sporting Goods stores in 2019. The Company also expects to open two new Golf Galaxy stores and relocate two Golf Galaxy stores in 2019. Seven of the new stores are expected to open during the third quarter.

•
In 2019, the Company anticipates capital expenditures to be approximately $230 million on a gross basis and approximately $200 million on a net basis. In 2018, capital expenditures were $198 million on a gross basis and $170 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2019 outlook for earnings and sales; our investments in business transformation initiatives; the opening of two new eCommerce fulfillment centers; the impact of the sale of Blue Sombrero and Affinity Sports; anticipated store openings and store relocations; capital expenditures; and share repurchases and dividends.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; investments in our omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to our private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount that we devote to strategic investments and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; the results of the strategic review of our hunt business; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors set forth in our filings with the Securities and Exchange Commission ("SEC"), including our most recent Annual Report filed with the SEC on March 29, 2019 and our Quarterly Report filed with the SEC on May 30, 2019. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of August 3, 2019, the Company operated 727 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	August 3, 2019	% of Sales(2)	August 4, 2018	% of Sales

Net sales	$2,259,212	100.00%	$2,177,488	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,582,141	70.03	1,518,207	69.72

GROSS PROFIT	677,071	29.97	659,281	30.28

Selling, general and administrative expenses	521,072	23.06	495,325	22.75
Pre-opening expenses	996	0.04	1,429	0.07

INCOME FROM OPERATIONS	155,003	6.86	162,527	7.46

Interest expense	5,550	0.25	3,050	0.14
Other income	(1,582)	(0.07)	(2,187)	(0.10)

INCOME BEFORE INCOME TAXES	151,035	6.69	161,664	7.42

Provision for income taxes	38,501	1.70	42,267	1.94

NET INCOME	$112,534	4.98%	$119,397	5.48%

EARNINGS PER COMMON SHARE:
Basic	$1.28		$1.21
Diluted	$1.26		$1.20

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,080		98,716
Diluted	89,400		99,591

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	26 Weeks Ended
	August 3, 2019	% of Sales	August 4, 2018	% of Sales(2)

Net sales	$4,179,889	100.00%	$4,087,207	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	2,939,009	70.31	2,867,557	70.16

GROSS PROFIT	1,240,880	29.69	1,219,650	29.84

Selling, general and administrative expenses	1,008,230	24.12	965,653	23.63
Pre-opening expenses	1,574	0.04	4,138	0.10

INCOME FROM OPERATIONS	231,076	5.53	249,859	6.11

Interest expense	8,631	0.21	5,706	0.14
Other income	(8,320)	(0.20)	(1,301)	(0.03)

INCOME BEFORE INCOME TAXES	230,765	5.52	245,454	6.01

Provision for income taxes	60,706	1.45	65,972	1.61

NET INCOME	$170,059	4.07%	$179,482	4.39%

EARNINGS PER COMMON SHARE:
Basic	$1.88		$1.79
Diluted	$1.85		$1.78

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	90,483		100,050
Diluted	91,894		100,872

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	August 3, 2019	August 4, 2018	February 2, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,733	$124,270	$113,653
Accounts receivable, net	64,096	63,977	37,970
Income taxes receivable	4,389	3,578	6,135
Inventories, net	2,136,797	1,795,794	1,824,696
Prepaid expenses and other current assets	144,002	137,323	139,944
Total current assets	2,466,017	2,124,942	2,122,398

Property and equipment, net	1,479,855	1,611,532	1,565,271
Operating lease assets	2,454,929	—	—
Intangible assets, net	127,079	133,373	130,166
Goodwill	250,476	250,476	250,476
Other assets:
Deferred income taxes	14,600	10,894	13,243
Other	122,259	113,941	105,595
Total other assets	136,859	124,835	118,838
TOTAL ASSETS	$6,915,215	$4,245,158	$4,187,149

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$906,721	$835,098	$889,908
Accrued expenses	391,555	349,701	364,342
Operating lease liabilities	410,477	—	—
Income taxes payable	21,490	21,568	20,142
Deferred revenue and other liabilities	195,148	182,364	230,247
Total current liabilities	1,925,391	1,388,731	1,504,639
LONG-TERM LIABILITIES:
Revolving credit borrowings	441,500	108,400	—
Long-term operating lease liabilities	2,604,897	—	—
Deferred income taxes	5,926	19,102	11,776
Other long-term liabilities	172,415	797,699	766,573
Total long-term liabilities	3,224,738	925,201	778,349
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	623	732	693
Class B common stock	245	245	245
Additional paid-in capital	1,231,325	1,195,875	1,214,287
Retained earnings	2,565,700	2,359,024	2,455,192
Accumulated other comprehensive loss	(122)	(120)	(120)
Treasury stock, at cost	(2,032,685)	(1,624,530)	(1,766,136)
Total stockholders' equity	1,765,086	1,931,226	1,904,161
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,915,215	$4,245,158	$4,187,149

The Company adopted ASU 2016-02, "Leases (Topic 842)", and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	26 Weeks Ended
	August 3, 2019	August 4, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$170,059	$179,482
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization, and other	128,711	120,525
Deferred income taxes	(4,609)	4,417
Stock-based compensation	23,082	22,106
Changes in assets and liabilities:
Accounts receivable	(26,859)	(7,315)
Inventories	(312,101)	(65,229)
Prepaid expenses and other assets	(5,169)	10,447
Accounts payable	(10,550)	62,357
Accrued expenses	17,909	9,556
Income taxes payable / receivable	3,094	11,947
Deferred construction allowances	21,961	13,146
Deferred revenue and other liabilities	(32,752)	(45,550)
Net cash (used in) provided by operating activities	(27,224)	315,889
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(110,992)	(96,515)
Deposits and purchases of other assets	(1,000)	—
Net cash used in investing activities	(111,992)	(96,515)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,185,850	1,162,800
Revolving credit repayments	(744,350)	(1,054,400)
Payments on other long-term debt and finance lease obligations	(2,644)	(2,629)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	273	—
Minimum tax withholding requirements	(6,312)	(4,006)
Cash paid for treasury stock	(266,624)	(181,706)
Cash dividends paid to stockholders	(51,258)	(46,040)
Increase (decrease) in bank overdraft	27,363	(70,334)
Net cash provided by (used in) financing activities	142,298	(196,315)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2)	(42)
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,080	23,017
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	113,653	101,253
CASH AND CASH EQUIVALENTS, END OF PERIOD	$116,733	$124,270

Store Count and Square Footage

The stores that opened during the second quarter of 2019 are as follows:

Store	Market	Concept
Beaumont, TX	Beaumont	DICK'S Sporting Goods
Eastvale, CA	Los Angeles	DICK'S Sporting Goods

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2019			Fiscal 2018
	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total
Beginning stores	729	129	858	716	129	845
Q1 New stores	—	1	1	8	—	8
Q2 New stores	2	—	2	5	—	5
Closed stores	4	—	4	—	—	—
Ending stores	727	130	857	729	129	858

Relocated stores	1	—	1	3	—	3

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total (2)
Q1 2018	38.4	3.7	42.1
Q2 2018	38.7	3.7	42.3
Q3 2018	38.8	3.6	42.4
Q4 2018	38.6	3.6	42.2
Q1 2019	38.6	3.6	42.2
Q2 2019	38.6	3.6	42.2

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate DICK'S Sporting Goods stores adjacent to our specialty concept stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of August 3, 2019, the Company operated 24 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATION - UNAUDITED
(Dollars in thousands, except per share amounts)

	26 Weeks Ended August 3, 2019

	Selling, general and administrative expenses	Income before income taxes	Net income (3)	Earnings per diluted share
GAAP Basis	$1,008,230	$230,765	$170,059	$1.85
% of Net Sales	24.12%	5.52%	4.07%
Non-cash asset impairment (1)	(7,623)	7,623	5,641
Litigation contingency settlement (2)	6,411	(6,411)	(4,744)
Non-GAAP Basis	$1,007,018	$231,977	$170,956	$1.86
% of Net Sales	24.09%	5.55%	4.09%

(1)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(2)	Favorable settlement of a previously accrued litigation contingency.

(3)	The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	26 Weeks Ended
	August 3, 2019	August 4, 2018
	(dollars in thousands)
Gross capital expenditures	$(110,992)	$(96,515)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	21,961	13,146
Construction allowance receipts	—	—
Net capital expenditures	$(89,031)	$(83,369)